Exhibit 10.48

PARTICIPATION AGREEMENT

Parties:	SunFlower Exploration, LLC (hereinafter “Sunflower”)
10801 Mastin st., Suite 920
Overland Park, KS 66210

American Noble Gas, Inc.
15612 CollegeBlvd.
Lenexa, KS 66219

_____________ Revocable Trust
____________________
Overland Park, KS 66210

____________________
Louisburg, KS 66053

____________________
Parkville, MO 64152

The term “Participants” as used herein shall refer collectively to American Noble Gas, Inc., ___________ Revocable Trust, _____________ and __________, LLC.

Effective date: April 4, 2022

1. Agreement Purpose. SunFlower is the owner of certain rights arising under that certain Farmout Agreement Between Scout Energy Group V, LP, et al., as farmor and SunFlower as farmee made effective as of February 2022, which Farmout Agreement is by reference made a part hereof (hereinafter, the “Farmout Agreement”). Participants desire to acquire certain undivided rights in and to all oil and gas wells and leases as and when earned by the farmee under the Farmout Agreement together with an irrevocable first option to acquire any interest which may be earned pursuant to the Farmout Agreement (collectively the “Farmout Rights”), through the performance of their obligations set forth in this Agreement. All Parties desire to enter into this Agreement for the purpose of pooling their resources in order to join with one another in exploration and development of the properties acquired through the Farmout Agreement.

2. Consideration. With the execution of this Agreement Participants shall collectively deliver to SunFlower the sum of $100,000.00 which is the amount charged by SunFlower for Participants to acquire their respective undivided interests in and to the Farmout Rights. This payment shall be made by the Participants in the proportions set forth on Exhibit ‘B’ attached hereto and by reference made a part hereof, and each Participant shall earn the undivided interest in and to the Farmout Rights as set forth on Exhibit ‘B.’ In addition, Participants shall deliver to SunFlower $217,250.00 which represents advance payment for anticipated costs which will be incurred by SunFlower to drill a single 3,200’ Chase Group Well upon the farmed out acreage which the Parties generally refer to as the Peyton #1 Well, these funds will be used as set forth in the Authority for Expenditure (hereinafter “AFE”) executed by all Parties simultaneously herewith. It is expressly understood that the Peyton #1 well is not being drilled on a turn key basis and that Participants will collectively be responsible for 100% of the costs incurred to drill and complete the Peyton #1 Well and that the AFE merely represents SunFlower’s estimate regarding what said costs are expected to be. These funds will be paid by Participants in the proportions set forth on Exhibit ‘B’ and Participants shall each acquire the undivided interests set forth on Exhibit ‘B’ in and to the Peyton #1 Well, all equipment associated therewith, and the acreage earned under the Farmout Agreement through the drilling of said well. Any difference between the advance payment for anticipated costs of drilling the Peyton #1 paid by Participants hereunder and the actual cost of drilling such well shall be invoiced to Participants and paid in the manner set forth in the Joint Operating Agreement entered into among the Parties covering the farmed out acreage and designating SunFlower as operator and Participants as nonoperating working interest owners (hereinafter, the “JOA”). All charges and invoicing by SunFlower shall be done in accordance with the Accounting Procedures exhibit which is attached to the JOA and commonly referred to as the COPAS.

3. Additional Rights Under the Farmout Agreement. The Parties recognize and agree that the Farmout Agreement permits SunFlower to earn additional rights in and to the farmed out acreage through the drilling of additional wells and payment of additional moneys. Each Participant shall be entitled to elect to participate in earning additional acreage or rights under the Farmout Agreement through the election procedure set forth in the JOA related to proposals for new drilling operations. Provided, however that no Party shall be permitted to elect to be ‘non-consent’ as that term is used in the JOA with respect to said additional earned acreage or rights. Instead, any Participant electing not to participate fully in the cost of earning additional acreage and rights under the Farmout Agreement shall forfeit all right, title and interest in and to any additional acreage or rights which may be earned under the Farmout Agreement and all future operations or development thereon.

4. Lease Operations and Further Development. All oil, gas, brine, rare earth mineral or other leases which are currently or hereinafter acquired pursuant to the Farmout Agreement shall be operated by SunFlower pursuant to the JOA. Except as expressly set forth in paragraph 3 above, all further or future development of the farmed out acreage and the Parties’ rights and obligations to participate therein shall be governed by and conducted in accordance with the terms of the JOA.

5. Subsequently Created Interests. Notwithstanding anything to the contrary contained herein or in the JOA. Any Party may hereinafter assign, overriding royalty interests, carried working interests, or net profits interests carved out of the working interest such party owns in and to the leases or wells received under this agreement. However, any party assigning such an interest shall alone bear the cost of any such interests assigned and shall hold the other working interest owners harmless from sharing in the costs such interest, and such interests shall burden only the working interest from which it was carved and shall not burden the working interest held by any of the other non-assigning working interest owners.

6. Assignments. Within Ten (10) business days after any interest earned by SunFlower under the Farmout Agreement is assigned to SunFlower pursuant to said Farmout Agreement, but in no event before the execution of this Agreement, the JOA, the AFE and the delivery by Participants of the monetary payments required pursuant to Paragraph 2 hereof, SunFlower shall deliver an Assignment to each Participant of the interest each Participant is entitled to receive hereunder of the interest earned under the Farmout Agreement; which assignments shall be expressly made subject to the terms of this Agreement, the JOA and the Farmout Agreement. Such assignment shall be an assignment of undivided portions of SunFlower’s interest acquired in and to the farmed leases made without any representations or warranties of any kind except for a limited warranty by SunFlower warranting title to such interests against any encumbrances created by, through or under SunFlower, but not otherwise.

7. Reports to Participants, At all times while SunFlower is engaged in drilling, completing, equipping or installation of capital infrastructure in which Participants have elected to participate, SunFlower shall furnish to each Participant a weekly written report summarizing drilling or other activities and results relating thereto. Each report shall contain sufficient information to apprise Participants of the activities in which SunFlower is then engaged. In addition, SunFlower agrees to furnish Participants such other information as Participants may reasonably request.

8. JOA. All portions of the interests assigned to Participants shall be subject to this Agreement and the JOA. In the event of any conflict between the terms of the JOA and the terms of this Agreement, the terms of this Agreement shall control as between SunFlower and Participants.

9. Relationship of the Parties. The liability of the parties shall be several, not joint or collective. Each party shall be responsible only for its obligations. It is not the intention of the parties to create, nor shall this agreement be construed as creating a partnership, association, joint venture or mining partnership or to render them liable as partners or joint venturers. All Parties agree that the other Parties hereto are not assuming a fiduciary relationship to them in performing the terms of this agreement, and no Party shall owe any duty to any other Party greater than the duty of good faith and fair dealing. In their relations with each other under this Agreement, Parties shall not be considered fiduciaries or to have established a confidential relationship but rather shall be free to act on an arm’s-length basis in accordance with their own respective self-interest, subject, however, to their obligation to act in good faith in their dealings with each other with respect to activities hereunder.

10. Force Majeure. If any Party is rendered unable, wholly or in part, by force majeure to carry out its obligations under this agreement, other than the obligation to make monetary payments, that party shall give prompt written notice to the other party of the force majeure with reasonably full particulars concerning it; thereupon, the obligations of the party giving the notice, so far as it is affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The affected party shall use all possible diligence to remove the force majeure as quickly as possible.

11. Counterparts. This Agreement may be executed in one or more counterparts as one agreement and shall be binding upon all Parties, their heirs, devisees, legatees, administrators, executors, successors and assigns, when executed by all Parties.

12. Assignment. No Party may assign this Agreement or its rights or obligations hereunder without the prior written consent of other Parties collectively owning at least an undivided Fifty (50%) Percent of the farmee’s rights arising under Farmout Agreement, which consent shall not be unreasonably withheld.

13. Joint Drafters. The parties shall be considered joint drafters of this Agreement so as not to construe this Agreement against one party as drafter more than the other.

14. Severability. In the event that one or more of the provisions hereof shall be held to be illegal, invalid, or unenforceable, such provisions shall be deemed severable and the remaining provisions hereof shall continue in full force and effect.

15. Amendments. This Agreement may be amended or modified only by a written instrument executed by all Parties.

16. Applicable Law. This Agreement shall be governed, construed and enforced in accordance with the laws of Kansas. The venue of any action shall be in Miami County, Kansas.

17. Prior Agreements. This Agreement, as may be amended, and the exhibits attached hereto constitute the entire Agreement between Parties with respect to the acquisition of the leased described herein and the collective development thereof and supersedes all prior Agreements and understandings between the parties hereto relating to the subject matter hereof.

18. Waiver. No consent or waiver, express or implied, by either party to or of any breach or default by the other party in the performance of this Agreement shall be construed as a consent or waiver to or of any subsequent breach or default in the performance by such other party of the same or any other obligations hereunder.

19. Notices. All notices permitted or required hereunder shall be deemed given upon depositing said notice in the United States mail postage prepaid addressed to the other party at the address shown above or such other address as may be subsequently designated by such party, and a copy of said notice shall also be sent by electronic mail to said Party on the same date that said notice is mailed. If notice is not mailed and sent by electronic mail on the same day, the date on which such notice is deemed to have been given shall be the later of the date on which said notice was deposited in the United States mail or the date on which the electronic mail was sent to said party.

20. Time is of the Essence. Al parties agree that time is of the essence in this Agreement and that all things to be done, must be done timely and that any delay in the performance of any obligation contained herein, no matter how slight, shall be deemed a material default under this Agreement.

21. Third Party Beneficiaries. The parties stipulate and agree that this Agreement is not intended for the benefit of any third parties and that there shall be no third party beneficiaries to this Agreement who shall be entitled to enforce the terms of this agreement against either of the parties hereto.

22. No Consequential Damages. No Party shall be entitled to claim or recover from any other Party, and each Party hereby disclaims, releases, and waives, any claim against any other Party, for any incidental, consequential, special, indirect, multiple, statutory, exemplary or punitive damages as a result of any breach of this Agreement or any action taken pursuant to this Agreement. This limitation of damages shall survive the termination or extinction of this Agreement and shall continue in perpetuity.

23. Rights Run with the Land and Bind Heirs Successors and Assigns, This Agreement shall constitute a real right and covenant running with the lands it covers and shall be binding on and inure to the benefit of the Parties and their respective heirs, successors and assigns. All covenants, obligations, representations, and conditions of this Agreement shall survive the close of this transaction and the delivery of assignments to Participants, by SunFlower. Nothing contained in this paragraph shall be construed to waive lessen in any way the prohibition against assignment of this Agreement as set forth in paragraph 12 above without the written consent of all other Parties hereto.

This Participation Agreement shall be effective on the effective date shown above.

SunFlower Exploration, LLC

By:

American Noble Gas, Inc.

By:

By:

By:

EXHIBIT B

	Ownership	Portion of Initial
Name	Interest	$ 317,250 Payment
American Noble Gas, Inc. 15612 College Blvd., Lenexa, KS 66219	40%	$126,900.00
________________ Revocable Trust	37.5%	$118,968.75
Overland Park, KS 66210
________________ Louisburg, KS 66053	12.5%	$39,656.25
________________ Parkville, MO 64152	10.0%	$31,725.00